Exhibit 3.1

                       CERTIFICATE OF AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                   ARBOR, INC.


Pursuant to the provisions of Nevada Revised Statutes Title 7, Chapter 78, it is hereby certified that:

FIRST:  The name of the corporation is Arbor, Inc.

SECOND: The Articles of Incorporation of this corporation are hereby Amended and Restated to read in their entirety as set forth on Exhibit A hereto.
                                                   ---------

THIRD: The total number of outstanding shares having voting power of the corporation is 8,998,000, and the total number of votes entitled to be cast by the holders of all of said outstanding shares is 8,998,000.

FOURTH: The holders of at least a majority of the aforesaid total number of outstanding shares having voting power, to wit, 4,725,000 shares, dispensed with the holding of a meeting of stockholders and adopted the amendment herein certified by a consent in writing signed by such majority in accordance with the provisions of Nevada Revised Statutes, Title 7, Section 78.320.

IN WITNESS WHEREOF the undersigned President and Secretary of Arbor, Inc. have executed this certificate on this 28th day of January 2004.

                                                /s/ Costas Takkas
                                                --------------------------------
                                                Costas Takkas, President

                                                /s/ Stephen Spoonamore
                                                --------------------------------
                                                Stephen Spoonamore, Secretary



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                                    EXHIBIT A
                                    ---------

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                   ARBOR, INC.



                                    ARTICLE I
                                      NAME

     The name of the corporation is:  CHINA GRANITE CORPORATION

                                   ARTICLE II
                                    PURPOSES

     The corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the Law and not limited by the Statutes of Nevada, or any other state in which it conducts its business.

                                   ARTICLE III
                                AUTHORIZED STOCK

     That the total number of voting common stock authorized that may be issued by the corporation is TWENTY FIVE MILLION (25,000,000) shares of common stock with $0.001 par value. Said shares may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors. The corporation shall also have authority to issue FIVE MILLION (5,000,000) shares of preferred stock having a par value of $0.001 per share and to be issued with such rights, preferences and designations and in such series as determined by the Board of Directors of the corporation.

                                   ARTICLE IV
                                    DURATION

     The corporation is to have perpetual existence.

                                    ARTICLE V
                                    AMENDMENT

     The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein granted subject to this reservation. These Amended and Restated


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Articles of Incorporation may be amended by the affirmative vote of the
"majority" of the shares entitled to vote on each such amendment.

                                   ARTICLE VI
                                 INDEMNIFICATION

     The corporation shall, to the fullest extent permitted by the provisions of Chapter 78 of Title 7 of the Nevada Revised Statutes, as the same may be amended and supplemented (the "Law"), indemnify any and all persons whom it shall have power to indemnify under the Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE VII
                        TRANSACTIONS WITH THE CORPORATION

     Any corporate officer, director, or shareholder of this corporation shall not, in the absence of fraud, be prohibited from dealing with this corporation either as vendor, purchaser or otherwise. A pecuniary interest in any transaction by any such director, shareholder or officer shall not disqualify him in any way from acting in his corporate capacity. No director, nor officer, nor any firm, association, or corporation of which he shall be a member, or in which he may have a pecuniary interest in any manner shall be disqualified from dealing with the corporation as a result of the association. No director nor officer, nor any foreign association, or corporation with which he is connected as aforesaid shall be liable to account to this corporation or its shareholders for any profit realized by him from or through any such transaction or contract, it being the express purpose and intent of this Article to permit this corporation to buy from, sell to, or otherwise deal with the partnerships, firms, or corporations of directors and officers of the corporation. In the absence of fraud, no such transaction or contract shall be void or voidable by reason of a party's status as an officer or director of the corporation. Furthermore, directors of this corporation may be counted for a quorum of the Board of Directors of this corporation at a meeting even though they may be pecuniarily interested in matters considered at a meeting; any action taken at such a meeting with reference to such matters by a majority of the disinterested directors shall not be void or voidable by this corporation in the absence of fraud.

                                  ARTICLE VIII
                                 FIDUCIARY DUTY

     No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a


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director or officer or for any act or omission of any such director or officer.
However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or emissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Section 78.300 of Chapter 78, Title 7 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or emissions prior to such repeal or modification.

                                   ARTIVLE IX
                            LIMITATIONS OF LIABILITY

     The liability of the directors of the corporation is hereby eliminated to the fullest extent permissible under the Nevada Revised Statutes, as the same may be amended and supplemented.




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